Exhibit 3.1

PROFRAC HOLDING CORP.

CERTIFICATE OF DESIGNATION

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

(Par Value $0.01 Per Share)

ProFrac Holding Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the General Corporation Law, the “Certificate of Incorporation”), which authorizes the Board of Directors, by resolution, to provide out of the unissued shares of the preferred stock (the “Preferred Stock”) for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights (if any), designations, powers, preferences and relative, participating, optional, special and other rights (if any) of each such series and any qualifications, limitations and restrictions thereof, and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted on September 29, 2023 the following resolution:

RESOLVED, that pursuant to the authority expressly vested by Article IV, Section 1 of the Second Amended and Restated Certificate of Incorporation of the Corporation and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the Board hereby creates, authorizes and provides for the issuance of a new series of preferred stock out of the authorized and unissued shares of the Corporation’s preferred stock, par value $0.01 per share, and that the designation, rights, powers and preferences, and the qualifications, limitations and restrictions, of such Series A Preferred Stock are hereby approved and adopted by the Board and the form, terms and provisions of the Certificate of Designation of such Series A Preferred Stock are hereby approved, adopted, ratified and confirmed in all respects as follows:

1. General.

(a) The shares of such series shall be designated the Series A Redeemable Convertible Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”).

(b) Each share of Series A Preferred Stock shall be identical in all respects with the other shares of Series A Preferred Stock.

(c) The authorized number of shares of Series A Preferred Stock shall initially be 50,000, which number may from time to time be increased or decreased by resolution of the Board of Directors as permitted by the General Corporation Law.

(d) For purposes of this Certificate of Designation, “Capital Stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person. The Series A Preferred Stock shall, with respect to dividend rights and rights upon a liquidation, winding-up or dissolution of the Corporation, rank:

(i) senior to the Class A Common Stock, par value $0.01 per share, of the Corporation (“Class A Common Stock”), the Class B Common Stock, par value $0.01 per share, of the Corporation (“Class B Common Stock”), and any other class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”);

(ii) on a parity with any class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Stock”); and

(iii) junior to any class or series of Capital Stock of the Corporation (other than Class A Common Stock and Class B Common Stock), the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”).

(e) For purposes of this Certificate of Designation, the following terms have meanings set forth in the Section indicated:

Term	Section
30-Day VWAP	Section 7(c)(1)(ii)(B)

ABL Credit Agreement	Section 7(n)(B)

Board of Directors	Preamble

Borrower	Section 7(n)(A)

Business Day	Section 4(b)

Capital Stock	Section 1(d)

Certificate of Incorporation	Preamble

Change of Control	Section 7(d)(A)

Change of Control Cash Redemption Amount	Section 8(b)(B)(2)(y)

Class A Common Stock	Section 1(d)(i)

Class B Common Stock	Section 1(d)(i)

COC Forced Conversion	Section 7(c)(1)(ii)(B)

COC Related Conversion Ratio	Section 7(c)(1)(ii)(B)

Conversion Notice	Section 7(a)

Conversion Price	Section 7(a)

Conversion Ratio	Section 7(a)

Corporation	Preamble

Corporation Event	Section 7(g)

Credit Facilities	Section 7(n)(C)

Dividend Payment Date	Section 2(a)

Dividend Period	Section 2(a)

General Corporation Law	Preamble

Holdings	Section 7(n)(A)

Initial Dividend Payment Date	Section 2(a)

Issuance Date	Section 2(a)

Issuer Conversion Notice	Section 7(c)

Junior Stock	Section 1(d)(i)

Liquidation	Section 3(a)

Liquidation Distribution	Section 3(a)

Liquidation Preference	Section 3(a)

Optional Holder Conversion	Section 7(a)

Parity Stock	Section 1(d)(ii)

Permitted Holder	Section 7(d)(B)

PIK Accrual	Section 2(c)

Preferred Stock	Preamble

Redemption Notice	Section 8(a)

Redemption Price	Section 8(a)

Senior Stock	Section 1(d)(iii)

Series A Dividend	Section 2(a)

Series A Dividend Rate	Section 2(a)

Series A Preferred Stock	Section 1(a)

Term Loan Credit Agreement	Section 7(n)(A)

2. Dividends.

(a) Whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, holders of outstanding shares of Series A Preferred Stock shall be entitled to cumulative paid-in-kind dividends (the “Series A Dividend”) at the rate per share equal to eight percent (8.00%) per annum on the then-applicable Liquidation Preference (as defined herein) (the “Series A Dividend Rate”). Such Series A Dividends shall compound and be payable quarterly in arrears. The period from the Issuance Date to and including December 31, 2023 (the “Initial Dividend Payment Date”) and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period.” For purposes hereof, the “Issuance Date” means September 29, 2023 and “Dividend Payment Date”) means December 31, March 31, June 30, and September 30 (following the Initial Dividend Payment Date).

(b) Series A Dividends compound and accumulate, whether or not earned or declared, from the most recent date on which dividends have been paid, or, if no dividends have been paid, from the Issuance Date.

(c) In full payment and discharge of the accrued dividends for such Dividend Period, the Liquidation Preference of each outstanding share of Series A Preferred Stock, regardless of its Issuance Date, shall automatically increase on such Dividend Payment Date by an amount equal to the Series A Dividend Rate multiplied by the Liquidation Preference in effect immediately after the immediately prior Dividend Payment Date (or the Issuance Date in respect of the first Dividend Period) (such automatic increase, the “PIK Accrual”).

3. Liquidation.

(a) Prior to conversion pursuant to Section 7, in the event of a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive, in respect of any shares of Series A Preferred Stock held by them, out of assets of the Corporation available for distribution to stockholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Stock and before any amount shall be distributed to the holders of Junior Stock, a liquidating distribution (the “Liquidation Distribution”) in an amount equal to the greater of (i) the then-applicable Liquidation Preference, including, for the avoidance of doubt, any adjustment for the PIK Accrual, and (ii) the amount such holder of Series A Preferred Stock would have been entitled to receive had such holder converted its shares of Series A Preferred Stock into shares of Class A Common Stock at the then-applicable Conversion Ratio immediately prior to such Liquidation. The “Liquidation Preference” initially shall equal the original issue price per share of $1,000.00 for each share of Series A Preferred Stock, which amount shall be adjusted as the result of any PIK Accrual and as otherwise set forth herein. If, upon a Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series A Preferred Stock and the holders of any shares of Parity Stock ranking on a parity with the Series A Preferred Stock with respect to any distribution of assets upon Liquidation are insufficient to pay in full the amount of all such Liquidation Preference payable with respect to the Series A Preferred Stock and any such Parity Stock, then the holders of Series A Preferred Stock and such Parity Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

(b) The Corporation shall provide the holders of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein with written notice of (i) any voluntary Liquidation promptly after such Liquidation has been approved by the Board of Directors and at least five (5) days prior to the effective date of such Liquidation and (ii) any involuntary Liquidation promptly upon the Corporation becoming aware of any instituted proceeding in respect thereof. Such notice shall state a distribution or payment date, the amount of the Liquidation Preference and the place where the Liquidation Preference shall be distributable or payable.

(c) After the payment in cash or proceeds to the holders of shares of the Series A Preferred Stock of the full amount of the Liquidation Distribution with respect to outstanding shares of Series A Preferred Stock, the holders of outstanding shares of Series A Preferred Stock shall have no right or claim, based on their ownership of shares of Series A Preferred Stock, to the remaining assets of the Corporation, if any. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in the good faith reasonable discretion of the Board of Directors or liquidating trustee, as the case may be.

4. Voting.

(a) General. Except as otherwise required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designation, holders of Series A Preferred Stock shall not be entitled to any vote on matters submitted to the Corporation’s stockholders for approval. In any case in which the holders of the Series A Preferred Stock shall be entitled to vote pursuant to the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designation, each holder of Series A Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote per share of Series A Preferred Stock.

(b) Protective Provisions. In addition to any vote required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designation, for so long as any of the shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions, including whether by merger, consolidation or otherwise, without (in addition to any other vote required the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designation) the written consent or affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock and the Parity Stock, consenting or voting as a single class, by relative liquidation preference, to:

(i) authorize or create, or increase the authorized amount of, or issue any class or series of Senior Stock or reclassify or amend the provisions of any existing class of securities of the Corporation into shares of Senior Stock;

(ii) authorize, create or issue any stock or debt instrument or other obligation that is convertible or exchangeable into shares of its Senior Stock (or that is accompanied by options or warrants to purchase such Senior Stock);

(iii) amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate of Designation in a manner that adversely affects the rights, preferences, privileges or powers of the Series A Preferred Stock;

(iv) declare or pay any dividends or other distributions in cash or property with respect to its Capital Stock (other than dividends or other distributions of cash or property paid on the Series A Preferred Stock);

(v) redeem, repurchase, recapitalize or acquire shares of its Class A Common Stock or other Junior Stock (other than with respect to customary repurchase rights or tax withholding arrangements with respect to equity awards or benefit plans and the exchange of outstanding warrants or as contemplated by the Certificate of Incorporation as in effect on the date hereof with respect to the Class B Common Stock); or

(vi) notwithstanding anything to the contrary herein, repurchase, recapitalize or acquire shares of its Capital Stock in a transaction that would be treated, in whole or in part, as a dividend for U.S. federal income tax purposes (unless such redemption, repurchase, recapitalization or acquisition, based on the Corporation’s reasonable determination, is an isolated transaction within the meaning of U.S. Treasury Regulations Section 1.305-3(b)(3) or is in connection with a Change of Control).

If the Corporation shall propose to take any action enumerated above in clauses (i) through (vi) of this Section 4(b) then, and in each such case, the Corporation shall give notice of such proposed action to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice shall specify, inter alia (x) the proposed effective date of such action; (y) the date on which a record is to be taken for the purposes of such action, if applicable; and (z) the other material terms of such action. Such notice shall be given at least ten (10) calendar days prior to the applicable date or effective date specified above. For the purposes of this Certificate of Designation, “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Fort Worth, Texas or New York, New York are authorized or required by law to close. If at any time the Corporation shall cancel any of the proposed actions for which notice has been given under this Section 4(b) prior to the consummation thereof, the Corporation shall give prompt notice of such cancellation to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. For the avoidance of doubt, if a holder of record of shares of Series A Preferred Stock does not respond to the aforementioned notice, such non-response shall in no way be deemed to constitute the written consent or affirmative vote of such holder regarding any of the aforementioned actions in this Section 4(b) or described within such notice.

5. Reservation of Class A Common Stock.

(a) At any time that any Series A Preferred Stock is outstanding, the Corporation shall from time to time take all lawful action within its control to cause the authorized capital stock of the Corporation to include a number of authorized but unissued shares of Class A Common Stock then necessary to enable the Corporation to satisfy its obligation to issues shares of Class A Common Stock on conversion of the Series A Preferred Stock in accordance herewith (for the avoidance of doubt, taking into account any other obligations of the Corporation to reserve Class A Common Stock upon the conversion, exchange or exercise of other securities of the Corporation, including, without limitation, any warrants to acquire shares of Class A Common Stock, such that any other reservation may not be counted toward the reservation of Class A Common Stock hereunder).

(b) If any shares of Class A Common Stock to be reserved for the purpose of conversion of the Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. Uncertificated Shares.

The Series A Preferred Stock shall be uncertificated and evidenced by registration in the holder’s name in book-entry form. Unless and until the Board of Directors determines to assign the responsibility to another person, the Corporation will act as the registrar and transfer agent for the Series A Preferred Stock. The Series A Preferred Stock shall be separately identified and shall not bear the same CUSIP number as Class A Common Stock or Class B Common Stock, or any other security of the Corporation.

7. Conversion.

(a) Optional Conversion. Following the first anniversary of the Issuance Date, other than in connection with Section 7(c), each holder of Series A Preferred Stock shall have the option from time to time, exercisable by delivery of written notice to the Corporation substantially in the form attached hereto as Annex A-1 (the “Conversion Notice”), to convert all or a portion of such holder’s shares of Series A Preferred Stock into Class A Common Stock at the Conversion Ratio (an “Optional Holder Conversion”). The “Conversion Ratio” means, for each share of Series A Preferred Stock, the quotient of (i) the Liquidation Preference as of the date of the conversion and (ii) the then applicable Conversion Price. The “Conversion Price” shall initially be $20.00, which may be adjusted from time to time as set forth herein.

(b) RESERVED.

(c) Change of Control Conversion. Upon the occurrence of a Change of Control prior to conversion pursuant to either Section 7(a) or redemption pursuant to Section 8(a), the Corporation shall have the option but not the obligation, exercisable by delivery of written notice to the record holders of the shares of Series A Preferred Stock as of the date of such notice at the address of said holder shown on the stock books of the Corporation substantially in the form attached hereto as Annex A-2 (the “Issuer Conversion Notice”) at least one Business Day prior to such Change of Control, to (1) convert on a date specified in such Issuer Conversion Notice no later than the second Business Day following such Issuer Conversion Notice, some or all of the outstanding shares of Series A Preferred Stock into shares of Class A Common Stock at the greater of (i) the quotient of (A) the Liquidation Preference as of the date of such conversion and (B) the volume-weighted average trading price of the Class A Common Stock on the NASDAQ Global Market for the thirty (30) trading day period (including the last day of such period) immediately preceding September 27, 2023 and (ii) the quotient of (X) the Liquidation Preference as of the date of such conversion and (Y) the volume-weighted average trading price of the Class A Common Stock on the principal national securities exchange on which the Class A Common Stock is then listed for trading for the thirty (30) trading day period (including the last day of such period) (the “30-Day VWAP”) immediately preceding the public announcement of such Change of Control by the Corporation (such lesser amount, the “CoC Related Conversion Ratio” and such a conversion, a “CoC Forced Conversion”); or (2) redeem the shares of Series A Preferred Stock pursuant to Section 8(b)(B).

(d) For purposes of this Certificate of Designation, (A) a “Change of Control” means (1) the consummation of any transaction the result of which is that any person, other than any Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Corporation becomes a subsidiary of another person shall not constitute a Change of Control if, immediately following such transaction, the persons who were beneficial owners of the voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, fifty percent (50%) or more of the total voting power of the voting stock of such other person of whom the Corporation has become a subsidiary, (2) the sale of all or substantially all of the Corporation’s assets or (3) the Class A Common Stock ceases to be listed or quoted on a National Securities Exchange; and (B) the “Permitted Holder” means any holder of shares of Series A Preferred Stock as of the first Issuance Date and its affiliates.

(e) Any Class A Common Stock delivered as a result of conversion pursuant to this Section 7 shall be validly issued, fully paid and non-assessable, free and clear of any preemptive right, liens, claims, rights or encumbrances other than those arising under securities laws, the General Corporation Law or the Bylaws of the Corporation then in effect. Immediately following the settlement of any conversion, if any, the rights of the holders of converted Series A Preferred Stock shall cease and the persons entitled to receive shares of Class A Common Stock upon the conversion of shares of Series A Preferred Stock shall be treated for all purposes as having become the owners of such shares of Class A Common Stock. Concurrently with such conversion, the converted shares of Series A Preferred Stock shall cease to be outstanding, shall be canceled and the shares of Series A Preferred Stock formerly designated pursuant to this Certificate of Designation shall be restored to authorized but unissued shares of Preferred Stock.

(f) If, after the Issuance Date, the Corporation (i) makes a distribution on its Class A Common Stock in cash, securities (including Class A Common Stock) or other property or assets, (ii) subdivides or splits its outstanding Class A Common Stock into a greater number of Class A Common Stock, (iii) combines or reclassifies its Class A Common Stock into a smaller number of Class A Common Stock or (iv) issues by reclassification of its Class A Common Stock any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving person), then the Conversion Price in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the holder to receive the aggregate number of Class A Common Stock (or shares of any securities into which such shares of Class A Common Stock would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such holder would have been entitled to receive if the Series A Preferred Stock had been converted into shares of Class A Common Stock immediately prior to such record date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Corporation is the surviving person, the Corporation shall provide effective provisions to ensure that the provisions in this Certificate of Designation relating to the Series A Preferred Stock shall not be abridged or amended and that the Series A Preferred Stock shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction or event. An adjustment made pursuant to this Section 7(f) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(g) At least fifteen (15) days prior to the consummation of any recapitalization, reorganization, consolidation, Change of Control, spin-off or other business combination (not otherwise addressed in Section 7(f) above) (a “Corporation Event”), the Corporation shall notify each holder of Series A Preferred Stock of such event (such notice to set forth in reasonable detail the material terms and conditions of such Corporation Event and the securities, cash or other assets, if any, which a holder of Series A Preferred Stock and Class A Common Stock (each on a per share basis) would receive upon the consummation of such event, to the extent known by the Corporation at the time); provided that the Corporation shall not be obligated to provide any holder with information that is otherwise not publicly available.

(h) Notwithstanding any of the other provisions of this Section 7, no adjustment shall be made to the Conversion Price as a result of any of the following:

(i) the grant of Class A Common Stock or options, warrants or rights to purchase Class A Common Stock to employees, officers or directors of the Corporation or its subsidiaries, under compensation plans and agreements approved in good faith by the Board of Directors;

(ii) the issuance of any Class A Common Stock as all or part of the consideration to effect (A) the closing of any acquisition by the Corporation of assets of a third party in an arm’s-length transaction or (B) the consummation of a merger, consolidation or other business combination of the Corporation with another entity in which the Corporation survives and the Class A Common Stock remain outstanding to the extent such transaction(s) is or are validly approved by the vote or consent of the Board of Directors;

(iii) the issuance of any Class A Common Stock as all or part of the consideration to a financial institution in connection with the Company obtaining financing to the extent such transaction(s) is or are validly approved by the vote or consent of the Board of Directors;

(iv) without duplication of Section 7(h)(i) above, the issuance of options, warrants or other rights to purchase Class A Common Stock, or securities exercisable or convertible into or exchangeable for Class A Common Stock (or options, warrants or other rights to purchase any such securities that are exercisable or convertible into or exchangeable for Class A Common Stock, in each case, that are outstanding on the Issuance Date (including, for the avoidance of doubt, the warrants exercisable for Class A Common Stock issued on the Issuance Date)); and

(iv) the issuance of securities for which an adjustment is made under another provision of this Section 7.

(i) Upon any adjustment to the Conversion Price pursuant to this Section 7, the Corporation promptly shall deliver to each holder of Series A Preferred Stock a certificate signed by an appropriate officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(j) The Corporation shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Class A Common Stock on conversion of Series A Preferred Stock pursuant hereto. However, the holder of any Series A Preferred Stock shall pay any tax that is due because Class A Common Stock issuable upon conversion thereof are issued in a name other than such holder’s name.

(k) No fractional Class A Common Stock shall be issued upon the conversion of any Series A Preferred Stock. All Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional stock. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Class A Common Stock, the Corporation shall not issue a fractional Class A Common Stock but shall round the fractional Class A Common Stock to the nearest whole Class A Common Stock (and a 0.5 of a share of Class A Common Stock shall be rounded up to the next higher share of Class A Common Stock).

(l) The Corporation agrees that it will act in good faith to make any adjustment(s) required by this Section 7 equitably and in such a manner as to afford the holders of Series A Preferred Stock the benefits of the provisions hereof and will not intentionally take any action to deprive such holders of the express benefit hereof.

(m) RESERVED.

(n) Notwithstanding anything in this Section 7 to the contrary, if a proposed conversion would (i) require approvals under, or conflict with, the terms of (A) the Term Loan Credit Agreement, dated March 4, 2022 by and among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Holdings II, LLC, a Texas limited liability company (the “Borrower”), the guarantors from time to time party hereto, the lenders from time to time party thereto, and Piper Sandler Finance LLC, as the administrative agent and collateral agent (the “Term Loan Credit Agreement”), (B) Credit Agreement, dated March 4, 2022, by and among Holdings, the Borrower, the guarantors from time to time party hereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent and collateral agent (the “ABL Credit Agreement” and together with the Term Loan Credit Agreement) or (C) any other credit facility or debt securities entered into or issued by Holdings, the Borrower or any of their respective Subsidiaries (any such credit facilities, together with the Term Loan Credit Agreement and the ABL Credit Agreement, the “Credit Facilities”), or (ii) require the approval of holders of the Class A Common Stock pursuant to the applicable rules of the NASDAQ Stock Market, such conversion shall be limited to the number of shares of Series A Preferred Stock that would not require any approvals or result in any conflicts.

8. Redemption

(a) The Corporation has the option in its sole discretion, from time to time other than in connection with a Liquidation, to redeem all, but not less than all, of the then outstanding shares of Series A Preferred Stock, for an amount per share of Series A Preferred Stock equal to the Liquidation Preference as of the date of redemption multiplied by 1.15x (the “Redemption Price”). The Corporation may exercise its redemption option under this Section 8(a) by delivery of written notice to the holders of shares of the Series A Preferred Stock in the form attached as Annex B (the “Redemption Notice”), pursuant to which the holders of Series A Preferred Stock shall have five Business Days from the date of receipt of such Redemption Notice, in lieu of being paid in cash the Redemption Price, to elect to convert in accordance with Section 7(a). Such redemption shall be completed on a date specified in the Redemption Notice, which shall be not less than 10 and not more than 20 Business Days following the date of the Redemption Notice.

(b) Upon the occurrence of a Change of Control the Corporation may, but shall not be required to, at the Corporation’s sole option, either (A) convert all or part of the outstanding Series A Preferred Stock pursuant to Section 7(c)(1) or (B) pay each holder of Series A Preferred Stock a cash payment per share of Preferred Stock held by such holder equal to the greater of (1) the Liquidation Preference as of the date of such payment and (2) the amount such holder would have been entitled to receive in or as a result of such Change of Control pursuant to the applicable merger or other acquisition agreement if, immediately prior to the record date for payments relating to such Change of Control, such share of Series A Preferred Stock had been converted into a number of shares of Class A Common stock equal to the greater of (x) the Conversion Ratio at such time and (y) the then-applicable Liquidation Preference divided by the 30-Day VWAP of the Class A Common Stock on the trading day immediately preceding the Change of Control (such cash payment, the “Change of Control Cash Redemption Amount”).

9. Additional Procedures.

(a) In connection with any conversion pursuant to Section 7 or redemption in accordance with Section 8, the holder of Series A Preferred Stock must surrender the certificates, if any, representing such shares of Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), and deliver transfer instruments reasonably satisfactory to the Corporation, at the principal office of the Corporation (or such other place mutually acceptable to the holder of Series A Preferred Stock and the Corporation). Upon surrender of a certificate that is to be redeemed or converted in part pursuant to this Certificate of Designation, the Corporation shall execute and deliver to the holder of such certificate a new certificate representing the number of Series A Preferred Stock that are not so redeemed or converted.

(b) On the date of a conversion or redemption hereof, as applicable, with respect to any share of Series A Preferred Stock, certificates representing the number of shares of Class A Common Stock into which the applicable shares of Series A Preferred Stock are converted shall be promptly issued and delivered to the holder of Series A Preferred Stock thereof or such holder’s designee (or cash shall be paid to an account designated by such person) upon presentation and surrender of the certificate, if any, evidencing the Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to such holder.

10. No Other Rights.

The shares of Series A Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation, or as may be provided by law.

11. Other Provisions.

(a) The shares of Series A Preferred Stock shall not be subject to the operation of any retirement or sinking fund.

(b) In case any one or more of the provisions contained in this Certificate of Designation shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Certificate of Designation a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

(c) Any payments, issuances or distributions required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the holders in accordance with the payment instructions as such holders may deliver by written notice to the Corporation from time to time.

12. Effective Date.

This Certificate of Designation shall become effective on September 29, 2023.

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, ProFrac Holding Corp. has caused this Certificate of Designation to be duly executed this 29th day of September. 2023.

PROFRAC HOLDING CORP.

By:	/s/ Lance Turner
Name:	Lance Turner
Title:	Chief Financial Officer

[Signature Page to Certificate of Designation]

Annex A-1

Conversion Notice

The undersigned holder of Series A Preferred Stock hereby irrevocably elects to convert the number of shares of Series A Preferred Stock indicated below pursuant to Section 7(a) of the Certificate of Designation into shares of Class A Common Stock at the Conversion Ratio. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Series A Redeemable Convertible Preferred Stock, filed by ProFrac Holding Corp. on September 29, 2023.

Conversion Calculations:

Number of shares of Series A Preferred Stock owned prior to conversion: [_____]

Number of shares of Series A Preferred Stock to be converted: [_____]

Number of shares of Class A Common Stock to be issued: [_____]

Address for delivery of physical certificates: [_____]

[HOLDER]

By:
Name:

Title:

Date:

Annex A-2

Issuer Conversion Notice

ProFrac Holding Corp., a Delaware corporation (the “Issuer”), hereby irrevocably elects to convert the number of shares of Series A Preferred Stock held by you indicated below into shares of Class A Common Stock at the CoC Related Conversion Ratio on the date set forth below pursuant to Section 7(c) of the Certificate of Designation. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Series A Redeemable Convertible Preferred Stock, filed by ProFrac Holding Corp. on September 29, 2023.

Holder: [_____]

Conversion Calculations:

Number of Shares of Series A Preferred Stock owned by you prior to conversion: [_____]

Number of shares of Series A Preferred Stock owned by you to be converted: [_____]

Number of shares of Class A Common Stock to be issued to you: [_______]

Date of conversion settlement: [_____]

PROFRAC HOLDING CORP.

By:
Name:

Title:

Date:

Annex B

Redemption Notice

ProFrac Holding Corp., a Delaware corporation (the “Issuer”), hereby irrevocably elects to redeem all of shares of Series A Preferred Stock held by you as indicated below on the date set forth below. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Series A Redeemable Convertible Preferred Stock, filed by ProFrac Holding Corp. on September 29, 2023.

Holder: [_____]

Date of redemption: [_____]

Redemption Calculations:

Number of Shares of Series A Preferred Stock owned by you prior to redemption and to be redeemed by the Company: [_____]

Redemption Price: [___]

PROFRAC HOLDING CORP.

By:
Name:

Title:

Date: